Exhibit 99.1

INDEX TO HISTORICAL FINANCIAL STATEMENTS

Independent Auditor’s Report	2
Statements of Revenue and Direct Operating Expenses of the Celero Properties	3
Notes to Statements of Revenue and Direct Operating Expenses of the Celero Properties	4

Independent Auditor’s Report

To the Board of Directors

Resolute Energy Corporation:

We have audited the accompanying Statements of Revenue and Direct Operating Expenses of the Celero Properties (the Statements) acquired by Resolute Energy Corporation from Celero Energy II, L.P. (the Acquired Properties) as described in Note 1, for each of the years in the two-year period ended December 31, 2011. These Statements are the responsibility of Resolute Energy Corporation management. Our responsibility is to express an opinion on the Statements based on our audits.

We conducted our audits in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Acquired Properties’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and were prepared as described in Note 1. The presentation is not intended to be a complete presentation of the Acquired Properties described above.

In our opinion, the Statements referred to above present fairly, in all material respects, the Revenue and Direct Operating Expenses of the Celero Properties acquired by Resolute Energy Corporation for each of the years in the two-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Denver, Colorado

March 6, 2013

STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES

OF THE CELERO PROPERTIES FOR THE

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED)

AND THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(in thousands)

	Nine Months Ended		Years Ended
	September 30,		December 31,
	2012	2011	2011	2010
Revenue	$28,710	$31,973	$41,752	$33,395
Direct operating expenses	13,256	16,053	20,734	16,872

Revenue in excess of direct operating expenses	$15,454	$15,920	$21,018	$16,523

See notes to statements of revenue and direct operating expenses of the Celero Properties

NOTES TO STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES

OF THE CELERO PROPERTIES FOR THE

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED)

AND THE YEARS ENDED DECEMBER 31, 2011 AND 2010

Note 1 – BASIS OF PRESENTATION

On December 21, 2012, Resolute Natural Resources Southwest, LLC, a Delaware limited liability company (“Resolute Southwest”), a wholly-owned subsidiary of Resolute Energy Corporation (“Resolute” or the “Company”), acquired certain Permian Basin oil and gas properties located primarily in Howard County, Texas and Lea County, New Mexico (the “Celero Properties”), from Celero Energy II, LP and an affiliate (“Celero”), for a purchase price of approximately $115 million (the “Celero Acquisition”).

Separate historical financial statements prepared in accordance with accounting principles generally accepted in the United States of America have never been prepared for the Celero Properties. During the periods presented, the Celero Properties were not accounted for or operated as a consolidated entity or as a separate division by Celero. The accompanying statements of revenue and direct operating expenses for the Celero Properties were derived from the historical accounting records and other applicable source documents of Celero. Accordingly, the accompanying statements are presented in lieu of the financial statements required under Rule 3–05 of Securities and Exchange Commission’s Regulation S–X.

The accompanying statements of revenue and direct operating expenses do not represent a complete set of financial statements reflecting the financial position, results of operations, members’ equity and cash flows of the Celero Properties and are not necessarily indicative of the results of operations for the Celero Properties going forward. Certain indirect expenses, as further described in Note 4, were not allocated to the Celero properties and have been excluded from the accompanying statements. Any attempt to allocate these expenses would require significant judgement, which would be arbitrary and would likely not be indicative of the performance of the properties on a stand-alone basis.

The accompanying statements of revenue and direct operating expenses for the for the nine month periods ended September 30, 2012 and 2011 are unaudited but, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of the revenue and direct operating expenses of the Celero Properties for the periods presented.

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

The preparation of statements of revenue and direct operating expenses in conformity with accounting principles generally accepted in the United States of America requires Resolute’s management to make various assumptions, judgments and estimates to determine the reported amounts of revenues and expenses, and in the disclosures of contingencies. These estimates and assumptions are based upon management’s best estimates and judgments. Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and occurrence of future events. Accordingly, actual results could differ from amounts previously established.

Revenue Recognition

Oil and gas revenue is recognized when production is sold to a purchaser at a fixed and determinable price, when delivery has occurred and title has transferred and the collectability of the revenue is probable. Oil and gas revenue is recorded using the sales method.

Direct Operating Expenses

Direct operating expenses, which are recognized on an accrual basis, relate to the direct expenses of operating the Celero Properties. The direct operating expenses include lease operating, ad valorem tax and production tax expense. Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs and other field expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment and facilities directly related to oil and gas production activities.

Note 3 - CONTINGENCIES

The activities of the Celero Properties are subject to potential claims and litigation in the normal course of operations. Management does not believe that any liability resulting from any pending or threatened litigation will have a material adverse effect on the operations or financial results of the Celero Properties.

Note 4 – EXCLUDED EXPENSES

The Celero Properties were part of a much larger enterprise prior to the consummation of their purchase by Resolute Southwest. Indirect general and administrative expenses, interest expense, income taxes, and other indirect expenses have not been allocated to the Celero Properties by Celero and as such, have been excluded from the accompanying statements. Any allocation of such indirect expenses may not be indicative of costs which would have been incurred by Resolute Southwest on a stand-alone basis. Depreciation, depletion, and amortization expense has also been excluded from the accompanying statements of revenues and direct operating expenses as such amounts would not be indicative of the depletion calculated by Resolute on the Celero Properties on a stand-alone basis.

Note 5 - SUPPLEMENTARY OIL AND GAS INFORMATION (UNAUDITED)

Estimated Net Quantities of Oil and Gas Reserves

The estimates of proved oil and gas reserves and discounted future net cash flows for the Celero Properties as of December 31, 2011 and 2010 were prepared by Resolute’s petroleum engineers. Users of this information should be aware that the process of estimating quantities of proved oil and gas reserves is very complex, requiring significant subjective decisions to be made in the evaluation of available geologic, engineering, and economic data for each reservoir. The data for any given reservoir may also change substantially over time as a result of numerous factors, including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variance in available data for various reservoirs make estimates generally less precise than other estimates included in the statement of revenue and direct operating expenses disclosures.

The estimated proved reserves presented below include only those quantities of oil and gas geologic and engineering data that demonstrate with reasonable certainty that they are recoverable in future periods from known reservoirs under existing economic, operating and regulatory practices. Proved developed reserves represent only those reserves estimated to be recovered through existing wells. Proved undeveloped reserves include those reserves that may be recovered from new wells on undrilled acreage or from existing wells on which a relatively major expenditure for recompletion or secondary recovery operation is required. All of the Celero Properties’ proved reserves set forth herein are located in the Continental United States. The estimate of reserves and the standardized measure of discounted future net cash flow shown below reflect Resolute Southwest’s development plan for the Celero Properties rather than Celero’s development plan for those properties.

The standardized measure of discounted future cash flows does not purport, nor should it be interpreted to present, estimates of the fair value of the Celero Properties. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and risks inherent in reserve estimates.

The following information has been derived from the Celero Properties’ historical production and December 31, 2012, reserve report prepared by the Company’s reserve engineers. Production and extensions and discoveries for the Celero Properties have been added back to derive the prior year amounts. Presented below is a summary of the changes in estimated reserves for the periods presented (in thousands).

				Oil Equivalent
	Oil (Bbl)	Gas (Mcf)	NGL (Bbl)	(Boe)
Proved reserves:
Balance at January 1, 2010	1,740	1,042	108	2,022
Production	(415)	(205)	(19)	(469)
Extensions and discoveries	558	315	23	634

Balance at December 31, 2010	1,883	1,152	112	2,187
Production	(428)	(348)	(20)	(506)
Extensions and discoveries	643	848	134	918

Balance at December 31, 2011	2,098	1,652	226	2,599

Proved developed reserves:
As of December 31, 2011	2,098	1,652	226	2,599
As of December 31, 2010	1,883	1,152	112	2,187

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure related to proved oil, gas and natural gas liquid (“NGL”) reserves for the Celero Properties is summarized below. This summary is based on a valuation of proved reserves using discounted cash flows based on Securities and Exchange Commission (“SEC”) pricing applicable for each year, costs and economic conditions and a 10% discount rate. The additions to proved reserves from new discoveries and extensions and the impact of changes in prices and costs associated with proved reserves could vary significantly from year to year. Accordingly, the information presented below is not an estimate of the fair value of the Celero Properties and should not be considered indicative of any trends.

Standardized Measure of Oil and Gas

	Year Ended December 31,
	2011	2010
	(in thousands)
Future cash inflows	$203,259	$147,162
Future production costs	(120,198)	(97,637)
Future development costs	(14,709)	(5,514)
Future income tax expense	(25,290)	(16,285)

Future net cash flows	43,062	27,726
Discount of 10% per annum	(12,649)	(5,451)

Standardized measure of discounted future net cash flows	$30,413	$22,275

During recent years, prices paid for oil and gas have fluctuated significantly. Estimated discounted future net cash flows in the table above for December 31, 2011 and 2010 were computed using average NYMEX prices of $96.19 and $79.43 per barrel (“Bbl”) of oil, and $4.12 and $4.38 per one million British thermal units (“MMBtu”) of gas, respectively.

The following table sets forth the changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the periods indicated.

Changes in Standardized Measure

	Year Ended December 31,
	2011	2010
Standardized measure, beginning of year	$22,275	$13,369
Sales of oil and gas produced, net	(21,018)	(16,523)
Net changes in future development cost	(8,340)	(798)
Accretion of discount	3,536	2,122
Revisions, extensions and discoveries	17,354	6,174
Net change in income tax	3,134	3,339
Other	13,472	14,592

Standardized measure, end of year	$30,413	$22,275